Exhibit 4.3

Material marked [*] has been omitted pursuant to a request for confidential treatment. This material has been filed with the Commission separately.

FACILITY AGREEMENT

USD 1,000,000,000
REVOLVING LOAN FACILITY

for

EKSPORTFINANS ASA

with
DNB BANK ASA, DANSKE BANK, Norwegian Branch and
NORDEA BANK NORGE ASA
as Original Lenders

and

DNB BANK ASA
acting as Agent

Dated 25 June 2015

SCHEDULES:

SCHEDULE 1:	THE ORIGINAL LENDERS AND COMMITMENTS

SCHEDULE 2:	CONDITIONS PRECEDENT

SCHEDULE 3:	FORM OF UTILISATION REQUESTS

SCHEDULE 4:	FORM OF COMPLIANCE CERTIFICATE

THIS FACILITY AGREEMENT is dated 25 June 2015 and made between:

(1)	EKSPORTFINANS ASA, Dronning Mauds gate 15, N-0250 Oslo, Norway, company registration number 816 521 423 (the “Company”);
(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders and Commitments) as lenders (the “Original Lenders”); and
(3)	DNB BANK ASA as agent of the other Finance Parties (the “Agent”).

BACKGROUND:

(A)	On 21 June 2013, the Company and the Original Lenders entered into a USD 2,000,000,000 committed back-stop liquidity facility agreement, which agreement was subsequently amended by an amendment agreement dated 20 June 2014 (the “Existing Facility Agreement”).
(B)	The Existing Facility Agreement terminated on 20 June 2015 and the Original Lenders have now agreed to make available a new committed revolving loan facility in the amount of USD 1,000,000,000 to the Company on the terms and conditions set out herein.

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Accounting Date” means each 31 March, 30 June, 30 September and 31 December in any financial year.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of USD in the London foreign exchange market at or about 12:00 noon on a particular day.

“Agreement” means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its Schedules.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

a)	the amount of its participation in any Loans; and
b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Oslo.

“Commitment” means:

a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and
b)	in relation to any other Lender, the amount any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Companies Act” means the Norwegian Public Limited Companies Act of 13 June 1997 No. 45 (No. allmennaksjeloven).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“FA Act” means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (No. finansavtaleloven).

“FAF Act” means the Norwegian Act on Financing Activity and Financial Institutions of 10 June 1988 No. 40 (No. finansieringsvirksomhetsloven).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Finance Document” means this Agreement and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

a)	moneys borrowed;

b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs a) to g) above.

“GAAP” means generally accepted accounting principles in Norway, including IFRS.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods).

“Interpolated Screen Rate” means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each at or about 12:00 noon on the Quotation Day for the offering of deposits in the currency of that Loan and for a period equal in length to the Interest Period for that Loan.

“Lender” means:

a)	an Original Lender; and
b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Parties),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means in relation to any Loan:

a)	the applicable Screen Rate;
b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or
c)	if:
(i)	no Screen Rate is available for the currency of that Loan; or
(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs a) and c) above, 12:00 noon on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

“Margin” means [*].

“Material Adverse Effect” means a material adverse effect on:

a)	the ability of the Company to perform its obligations under the Finance Documents; or
b)	the validity or enforceability of, or the effectiveness of any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Original Financial Statements” means the audited consolidated financial statements of the Company for the financial year ended 31 December 2014.

“Party” means a party to this Agreement.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the Relevant Interbank Market for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal offices of DNB Bank ASA, Nordea Bank Norge ASA and Danske Bank, Norwegian Branch and/or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means the London interbank market.

“Relevant Person” means:

a)	the Borrower and each of its Subsidiaries; and
b)	each of its directors and officers, employees, agents and representatives.

“Repeating Representations” means each of the representations set out in Clause 17 (Representations) (other than Clause 17.7 (No proceedings pending or threatened)).

“Restricted Party” mean a person that is:

a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
b)	located in or incorporated under the laws of any country or territory that is the target of comprehensive, country- or territory-wide Sanctions; or
c)	directly or indirectly owned or controlled by, or acting on behalf, at the direction (or for the benefit) of, a person referred to in paragraphs a) and/or (to the extent relevant under Sanctions) b) above, in each case, only to the extent a Finance Party would be prohibited or restricted by Sanctions from transacting or dealing with (including but not limited to being a party to this Agreement), or otherwise exercising any rights in respect of, or fulfilling any duties or obligations owed to, such a person.]

“Rollover Loan” means one or more Loans:

a)	made or to be made on the same day that a maturing Loan is due to be repaid;

b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and
c)	made or to be made for the purpose of refinancing a maturing Loan.

“Sanctions” means any applicable (to the Company and/or any Relevant Person and/or Finance Party, as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union, the Member States of the European Union, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and any authority acting on behalf of any of them in connection with Sanctions.

“Sanctions List” means:

a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority; and/or
b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority,

in each case, from time to time.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Subsidiary” means a subsidiary (No. datterselskap) within the meaning of Section 1-3 of the Companies Act.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling three hundred and sixty-four (364) days from the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being USD 1,000,000,000 at the date of this Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means:

a)	value added tax as provided for in the Value Added Tax Act of 19 June 2009 no. 58 (No. merverdiavgiftsloven); and
b)	any other tax of a similar nature, whether imposed in a member state of the European Economic Area/European Union in substitution for, or levied in addition to, such tax referred to in paragraph a) above, or imposed elsewhere.
1.2	Construction
a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, any “Finance Party”, any “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;;
(ii)	“assets” includes present and future properties, revenues and rights of every description;
(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or of any other authority or organisation;
(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	a time of day is a reference to Oslo time unless specified otherwise.

b)	Section, Clause and Schedule headings are for ease of reference only.
c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
d)	Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that;
(i)	(subject to paragraph (iii) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(iv)	The above rules will only apply to the last month of any period.
e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.
1.3	Currency symbols and definitions

“NOK” or “kroner” denote the lawful currency of Norway and “$”, “USD” and “dollars” denote the lawful currency of the United States of America.

SECTION 2
THE FACILITY

2	THE Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a committed revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
b)	The rights of each Finance Party under or in connection with the Finance Documents are, subject to provisions related to the Majority Lenders’ decisions as set out herein, separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.
c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3	PURPOSE
3.1	Purpose

The Company shall apply all amounts borrowed under this Facility as a revolving loan liquidity facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed by the Company pursuant to this Agreement.

4	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent

The Company may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in of Schedule 2 (Conditions precedent), each in a form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

a)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and
b)	the Repeating Representations to be made by the Company are true in all material respects.
4.3	Maximum number of Loans
a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation more than five (5) Loans would be outstanding.

SECTION 3
UTILISATION

5	UTILISATION
5.1	Delivery of a Utilisation Request

The Company may utilise the Facility by way of Loans by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 hours three (3) Business Days prior to the proposed Utilisation Date.

5.2	Completion of a Utilisation Request
a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).
b)	Only one (1) Loan may be requested in each Utilisation Request.
5.3	Currency and amount
a)	The currency specified in a Utilisation Request must be in USD.
b)	The amount of the proposed Loan must be a minimum of USD 50,000,000 (and in integral multiples of USD 25,000,000) or, if less, the Available Facility.
5.4	Lenders’ participation
a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be cancelled at the end of the Availability Period.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT
6.1	Repayment of Loans
a)	Each Loan shall be repaid on the last day of its Interest Period.
b)	Without prejudice to the Company’s obligation under paragraph a) above, if:
(i)	one or more Loans are to be made available to the Company:
(A)	on the same day that a maturing Loan is due to be repaid; and
(B)	in whole or in part for the purpose of refinancing the maturing Loan; and
(ii)	the proportion borne by each Lender’s participation in the maturing Loan to the amount of that maturing Loan is the same as the proportion borne by that Lender’s participation in the new Loans to the aggregate amount of those new Loans, the aggregate amount of the new Loans shall, unless the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan so that:

(C)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:
(1)	the Company will only be required to make a payment under Clause 25.1 (Payments to the Agent) an amount equal to that excess; and
(2)	each Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan and that Lender will not be required to make a payment under Clause 25.1 (Payments to the Agent) in respect of its participation in the new Loans; and
(D)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the Loan:
(1)	the Company will not be required to make a payment under Clause 25.1 (Payments to the Agent); and
(2)	each Lender will be required to make a payment under Clause 25.1 (Payments to the Agent) in respect of its participation in the new Loans available in cash only to the extent that its participation in the new Loan exceeds that Lender’s participation in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Company in or towards repayment of that Lender’s participation in the maturing Loan.

7	PREPAYMENT AND CANCELLATION
7.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and
c)	the Company shall repay that Lender’s participation in the Loans made to that Company on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.
7.2	Change of control
a)	If any person or group of persons acting in concert (other than any of the Original Lenders and/or any of their Affiliates) gains control of the Company:
(i)	the Company shall promptly notify the Agent upon becoming aware of that event;
(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and
(iii)	if a Lender so requires and notifies the Agent within thirty (30) days of the Company notifying the Agent of the event, the Agent shall, by not less than thirty (30) days notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding Loans and amounts will become immediately due and payable.
b)	For the purpose of paragraph a) above, “control” means to own (directly or indirectly) more than fifty per cent. (50.00%) of the issued share capital or voting rights of the Company.
c)	For the purpose of paragraph a) above, “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, either directly or indirectly, through the acquisition of shares in the Company.

7.3	Voluntary cancellation

The Company may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 50,000,000) of an Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Voluntary prepayment

The Company may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, by a minimum amount of USD 50,000,000).

7.5	Restrictions
a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.
b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.
d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COST OF UTILISATION

8	INTEREST
8.1	Calculation of interest
a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(i)	the Margin; and
(ii)	LIBOR.
b)	Effective interest pursuant to Section 46 of the FA Act has been calculated by the Agent as set out in a separate notice from the Agent to the Company.
8.2	Payment of interest

The Company shall pay accrued interest on Loans on the last day of each Interest Period (and, if the Interest Period is longer than six (6) months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

8.3	Default interest

If the Company fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph b) below, is two per cent. (2.00%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Company on demand by the Agent.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS
9.1	Selection of Interest Periods
a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan.
b)	Subject to this Clause 9, the Company may select an Interest Period of one (1), three (3) or six (6) months or any other period agreed between the Company and the Agent and all the Lenders, provided, however, that the Company may not choose more than four (4) one-month Interest Periods in any calendar year.
c)	An Interest Period for a Loan shall not extend beyond the Termination Date.
d)	A Loan has one (1) Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12:00 noon on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.
b)	In this Agreement, “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available, and none or only one of the Reference Banks supplies a rate to the Agent to determine the applicable LIBOR for the Interest Period; or
(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50.00%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
c)	The Agent shall (on behalf of the other Finance Parties) notify the Company as soon as reasonably possible after becoming aware of a Market Disruption Event.
10.3	Alternative basis of interest or funding
a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
b)	Any alternative basis agreed pursuant to paragraph a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs
a)	The Company shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Company on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.
b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11	FEES
11.1	Commitment fee
a)	[*].
b)	The accrued commitment fee is payable on the last day of each successive period of three (3) months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
11.2	Arrangement fee

[*].

11.3	Agency fee

[*].

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
a)	In this Clause 12:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
a)	The Company shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
b)	The Company shall, promptly upon becoming aware that the Company must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.
c)	If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company will be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
d)	If the Company is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
f)	A Lender and the Company which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity
a)	The Company shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.
b)	Paragraph a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party;
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because the exclusions in paragraph d) of Clause 12.2 (Tax gross-up) applied.
c)	A Finance Party making, or intending to make, a claim under paragraph a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.
d)	A Finance Party shall, on receiving a payment from the Company under this Clause 12, notify the Agent.
12.4	Tax Credit
a)	If the Company makes a Tax Payment and the relevant Finance Party determines that:
(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company.

12.5	Stamp taxes

The Company shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT
a)	All amounts expressed to be payable by any Party under a Finance Document to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on such supply, and accordingly, subject to paragraph b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the VAT, that Party must pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall also at the same time reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13	INCREASED COSTS
13.1	Increased costs
a)	Subject to Clause 13.3 (Exceptions) the Company shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(ii)	compliance with any law or regulation made after the date of this Agreement;
(iii)	the implementation or application of, or compliance with, Basel III or CRD IV; or
(iv)	any mandatory costs implemented by any central bank.
b)	In this Agreement:

“Basel III” means:

(i)	The agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text’ published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“CRD IV” means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
a)	A Finance Party intending to make a claim pursuant to Clause 13 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.
b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
a)	Clause 13 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by the Company;
(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph b) of Clause 12.3 (Tax indemnity) applied);
(iii)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates). For the avoidance of doubt, the definition of Basel II shall not be construed to include any Increased Cost attributable to the implementation or application of or compliance with Basel III or CRD IV (each as defined in paragraph b) of Clause 13.1 (Increased Costs)); or
(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 12.1 (Definitions).

14	OTHER INDEMNITIES
14.1	Currency indemnity
a)	If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Company;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Company shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

a)	the occurrence of any Event of Default;
b)	a failure by the Company to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 24 (Sharing among the Finance Parties);
c)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);
d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.
14.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

a)	investigating any event which it reasonably believes is a Default;

b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
15	MITIGATION BY THE LENDERS
15.1	Mitigation
a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
b)	Paragraph a) above does not in any way limit the obligations of the Company under the Finance Documents.
15.2	Limitation of liability
a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16	COSTS AND EXPENSES
16.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Original Lenders the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

a)	this Agreement and any other documents referred to in this Agreement; and
b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If the Company requests an amendment, waiver or consent, the Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17	REPRESENTATIONS
17.1	General

The Company makes the representations and warranties set out in this Clause 17 to each Finance Party.

17.2	Status

It is a public limited liability company (No. allmennaksjeselskap) under the Companies Act and a financial institution (No. finansinstitusjon) under the FAF Act, duly incorporated and validly existing under the law of its Norway.

17.3	Binding obligations

The obligations expressed to be assumed by it under the Finance Documents are legal, valid, binding and enforceable obligations.

17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

a)	any law or regulation applicable to it;
b)	its constitutional documents; or
c)	any agreement or instrument binding upon it or constitute a default or termination event (however described) under any such agreement or instrument.
17.5	Power and authority
a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.
b)	No limit on its powers will be exceeded as a result of the borrowing or indemnities contemplated by the Finance Documents.
17.6	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.7	No proceedings pending or threatened

Save for what has been disclosed by the Company to the Original Lenders prior to the date of this Agreement, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material

Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiries)) been started or threatened against it.

17.8	Sanctions

Neither the Company nor any of its directors or officers or (to its knowledge and belief) any other Relevant Person is:

a)	a Restricted Party; or
b)	in breach of Sanctions; or
c)	to its knowledge and belief, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.
17.9	Times when representations made
a)	All the representations and warranties in this Clause 17 are made by the Company on the date of this Agreement.
b)	The Repeating Representations are deemed to be made by the Company on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.
c)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
18	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements
a)	The Company shall supply to the Agent in sufficient copies for all the Lenders:
(i)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, its audited financial statements for that financial year; and
(ii)	as soon as the same become available after the end of each consecutive three (3) month period ending on an Accounting Date, but in any event within sixty (60) days after the end of such period, its audited (or, to the extent audited accounts are not produced, unaudited) financial statements for that three (3) month period.
b)	The Company may satisfy its obligation under this Clause 18.1 to deliver its financial statements by posting this information into the electronic website of the Company.

18.2	Compliance Certificate
a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph a) or b) of Clause 18.1 (Financial statements), a Compliance Certificate.
b)	Each Compliance Certificate shall be signed by the CEO or the CFO of the Company.
18.3	Requirements as to financial statements
a)	Each set of financial statements delivered by the Company pursuant to Clause 18.1 (Financial statements) shall be certified by a CEO or CFO of Company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.
b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.
18.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

a)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Company, and which might, if adversely determined, have a Material Adverse Effect; and
b)	promptly, such further information regarding the financial condition, business and operations of the Company as any Finance Party (through the Agent) may reasonably request.
18.5	Notification of default
a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Company shall promptly:

a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2	Compliance with laws

The Company shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.3	Capital Adequacy Requirements
a)	In this Clause 19.3, “Capital Adequacy Requirements” means any Norwegian law provisions corresponding to CRD IV that apply to the Company from time to time.
b)	Subject to paragraph c) below, the Company must comply with Capital Adequacy Requirements and any other related regulatory requirements imposed by the Norwegian Financial Supervisory Authority.
c)	If the Company ceases to be subject to Capital Adequacy Requirements then the Company must promptly notify the Agent and:
(i)	the Capital Adequacy Requirements that most recently applied to the Company will apply and will continue to apply until an alternative undertaking is agreed pursuant to paragraph d) below; and
(ii)	the Agent and the Company must enter into negotiations (for a period of not more than thirty (30) days) with a view to an alternative undertaking.
d)	Any alternative undertaking agreed will be, with the consent of all the Lenders, binding on all the Parties.
19.4	Negative pledge
a)	In this Clause 19.4, “Quasi-Security” means an arrangement or transaction described in paragraph c) below.
b)	The Company shall not create or permit to subsist any Security over any of its assets.
c)	The Company shall not:
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

d)	Paragraphs b) and c) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:
(i)	any Security existing under the Existing Facility Agreement (and which Security (if any) shall be discharged and released on or prior to the initial Utilisation Date);
(ii)	any Security or Quasi-Security entered into, or renewed, by the Company under any of its financing arrangements (whether by way of an amendment, a restatement or otherwise) that exist as at the date of this Agreement, however so that the secured amount(s) related to such Security or Quasi-Security shall not be increased;
(iii)	any netting or set-off arrangement entered into by the Company in the ordinary course of its financing arrangements for the purpose of netting debit and credit balances or any repo or similar arrangement for the purpose of hedging;
(iv)	any Security or Quasi-Security arising or created in connection with any hedging or derivative contracts or securities borrowings or sale and repurchase of securities or similar transactions or arrangements entered into by the Company, including (without limitation) any payment or close-out netting or set-off arrangement, any credit support documents, ISDA Credit Support Annexes, ISDA Credit Support Deeds, assignment of claims, margining arrangements or any similar transactions or arrangements relating thereto, provided always that any such transaction or arrangement as is referred to in this paragraph (iv), and any Security or Quasi-Security arising or created in connection therewith, is effected in accordance or consistent with the Company’s current and/or normal practice;
(v)	any lien arising by operation of law and in the ordinary course of trading;
(vi)	any Security or Quasi-Security entered into pursuant to any Finance Document; or
(vii)	any other Security or Quasi-Security not listed in paragraph (i) to (vi) above which is made with the prior written consent of the Majority Lenders.
19.5	Disposals

The Company shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its assets other than (x) in the ordinary course of trading or (y) in exchange for other assets comparable or superior as to type, value and quality.

19.6	Merger

The Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

19.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company from that carried on at the date of this Agreement.

19.8	Sanctions
a)	The Company will not (and the Company shall ensure that no other Relevant Person will) take any action, make any omission or use (directly or indirectly) any proceeds of the Loan, in a manner that:
(i)	is a breach of Sanctions; and/or
(ii)	causes (or will cause) a breach of Sanctions by any Relevant Person or Finance Party.
b)	The Company shall not (and the Company shall ensure that no other Relevant Person will) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.
20	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 20 is an Event of Default (save for Clause 20.11 (Acceleration)).

20.1	Non-payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
b)	payment is made within five (5) Business Days of its due date.
20.2	Other obligations
a)	The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).
b)	No Event of Default under paragraph a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (x) the Agent giving notice to the Company or (y) the Company becoming aware of the failure to comply.
20.3	Misrepresentation

Any representation or statement made or deemed to be made by the Company in the Finance Documents or any other document delivered by or on behalf of the Company under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.4	Cross default
a)	Any Financial Indebtedness of the Company is not paid when due nor within any originally applicable grace period.
b)	Any Financial Indebtedness of the Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
c)	Any commitment for any Financial Indebtedness of the Company is cancelled or suspended by a creditor of the Company as a result of an event of default (however described).
d)	Any creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable prior to its specified maturity date as a result of an event of default (however described).
e)	No Event of Default will occur under this Clause 20.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs a) to d) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies).
20.5	Insolvency
a)	The Company is, or for the purpose of applicable law, is deemed to be unable to pay its debts as they fall due or becomes insolvent or admits inability or intention not to pay its debts as they fall due.
b)	The Company suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.
c)	A moratorium is declared in respect of any indebtedness of the Company.
20.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company;
b)	a composition, compromise, assignment or arrangement with any creditor of the Company;
c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets; or
d)	enforcement of any Security over any assets of the Company,

or any analogous procedure or step is taken in any jurisdiction.

20.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company having an aggregate value of USD 5,000,000 and which is not discharged within twenty (20) Business Days.

20.8	Unlawfulness

It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

20.9	Licence under the FAF Act

The Company loses its licence to operate as a financial institution under the FAF Act.

20.10	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

20.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or
c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8
CHANGES TO PARTIES

21	CHANGES TO THE PARTIES
21.1	Assignment or transfer by Lenders

Subject to all Lenders’ consent and the consent of the Company (such approval not to be unreasonably withheld or delayed), a Lender may assign or transfer any of its rights and obligations to another bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

21.2	No assignment by Company

The Company may not assign or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

22	ROLE OF THE AGENT
22.1	Appointment of the Agent
a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.
b)	Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
22.2	Instructions
a)	The Agent shall:
(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
22.3	Duties of the Agent
a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.
e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
22.4	No fiduciary duties
a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.
b)	The Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
22.5	Business with the Company

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Company.

22.6	Rights and discretions of the Agent
a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Non-payment)); and
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.
c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
f)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
22.7	Majority Lenders’ instructions
a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
22.8	Responsibility for documentation

The Agent is not responsible for:

a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Company or any other person given in or in connection with any Finance Document; or

b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
22.9	Exclusion of liability
a)	Without limiting paragraph b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.
b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.
c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
d)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.
22.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Company pursuant to a Finance Document).

22.11	Confidentiality
a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
22.12	Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

22.13	Credit appraisal by the Lenders

Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

a)	the financial condition, status and nature of the Company;
b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
22.14	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

22.15	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

24	SHARING AMONG THE FINANCE PARTIES
24.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company other than in accordance with Clause 25 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 25 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 25.5 (Partial payments).
24.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 25.5 (Partial payments) towards the obligations of the Company to the Sharing Finance Parties.

24.3	Recovering Finance Party’s rights
a)	On a distribution by the Agent under Clause 24.2 (Redistribution of payments), of a payment received by a Recovering Finance Party from the Company, as between the Company and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Company.
24.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
b)	as between the Company and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

24.5	Exceptions
a)	This Clause 24 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company.
b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

25	PAYMENT MECHANICS
25.1	Payments to the Agent
a)	On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or that Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.
25.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 25.3 (Distributions to the Company) Clause 25.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

25.3	Distributions to the Company

The Agent may (with the consent of the Company or in accordance with Clause 26 (Set-off)) apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

25.4	Clawback and pre-funding
a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
b)	Unless paragraph c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
25.5	Partial payments
a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs a)(ii) to (iv) above.
c)	Paragraphs a) and b) above will override any appropriation made by the Company.
25.6	No set-off by the Company

All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

25.7	Business Days
a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

25.8	Currency of account
a)	Subject to paragraphs b) to c) below, USD is the currency of account and payment for any sum due from the Company under any Finance Document.
b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
25.9	Change of currency
a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and
(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
26	SET-OFF
a)	A Finance Party may, to the extent permitted by law, set off any matured obligation due from the Company under the Finance Documents (to the extent beneficially owned by that Finance Party or any of its Affiliates) against any matured obligation owed by that Finance Party (or any of its Affiliates) to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party (or any of its Affiliates) may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
b)	The Company hereby agrees and accepts that this Clause 26 shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law, that Section 29 of the FA Act shall not apply to this Agreement.
27	FA ACT

The Company waives all rights under the provisions of the FA Act not being mandatory provisions, including and further agrees and accepts, to the extent permitted by law, that non-mandatory provisions under the FA Act and any other law and/or regulation shall not apply to any of the Finance Documents.

28	NOTICES
28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or email.

28.2	Addresses

The contact details (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

a)	in the case of the Company:

EKSPORTFINANS ASA
Dronning Mauds gate 15
P.O. Box 1601 Vika
N-0119 Oslo, Norway

Attention: Back Office/CFO
E-mail: notification@eksportfinans.no

b)	in the case of the Agent:

DNB BANK ASA
Dronning Eufemias gate 30
N-0021 Oslo, Norway

Attention: Stian Dalby
E-mail: agentdesk@dnb.no

or any substitute address, email address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

28.3	Delivery
a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of email, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).
c)	All notices from or to the Company shall be sent through the Agent.
d)	Any communication or document which becomes effective, in accordance with paragraphs a) to c) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
28.4	Notification of address

Promptly upon receipt of notification of an address or e-mail address or change of address or e-mail address pursuant to Clause 28.2 (Addresses) or changing its own address or e-mail address, the Agent shall notify the other Parties.

28.5	English language
a)	Any notice given under or in connection with any Finance Document must be in English.
b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Agent, accompanied by an English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
29	CALCULATIONS AND CERTIFICATES
29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Documents shall operate as a waiver, of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32	AMENDMENTS AND WAIVERS
32.1	Required consents
a)	Subject to Clause 32.2 (All Lender matters) and Clause 32.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.
b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
32.2	All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
b)	an extension to the date of payment of any amount under the Finance Documents;
c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
d)	an increase in or an extension of any Commitment or, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;
e)	any provision which expressly requires the consent of all the Lenders; or
f)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 21 (Changes to the Lenders) or this Clause 32,

shall not be made without the prior consent of all the Lenders.

32.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

33	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

34	GOVERNING LAW AND JURISDICTION
a)	This Agreement is governed by Norwegian law.
b)	Subject to paragraph c) below, the courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) (a “Dispute”).
c)	The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary. The District Court of Oslo (No. Oslo tingrett) shall be the court of first instance.
d)	This Clause 34 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

* * *

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL LENDERS AND COMMITMENTS

Original Lender (and/or their Affiliates)	Commitment	Commitment in percentage	Ownership percentage in Company
DNB BANK ASA Dronning Eufemias gt. 30 N-0191 Oslo, Norway	USD 561,010,000	56.1010%	40.00%
NORDEA BANK NORGE ASA Middelthunsgt. 17 N-0366 Oslo, Norway	USD 325,526,000	32.5526%	23.21%
DANSKE BANK, Norwegian branch Søndre gate 15 N-7011 Trondheim, Norway	USD 113,464,000 ____________________	11.3464% ___________	8.09%
Total:	USD 1,000,000,000	100.00%

SCHEDULE 2
CONDITIONS PRECEDENT

Conditions precedent to initial Utilisation

1	The Company
a)	A copy of the constitutional documents (certificate of registration (No. firmaattest) and articles of association (No. vedtekter) of the Company.
b)	A copy of a resolution of the board of directors of the Company:
(i)	approving the entering into of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;
(ii)	authorising a specified person or persons to execute the Finance Documents on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.
c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph b) above.
d)	A certificate of the Company (signed by the CEO or the CFO of the Company) confirming that:
(i)	borrowing or securing, as appropriate, the Total Commitments would not cause any borrowing, security or similar limit binding on the Company to be exceeded;
(ii)	each copy document delivered and specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and
(iii)	the entry into and performance of the transactions contemplated by any Finance Document does not and will not breach any negative pledge, non-disposal covenant or other restriction imposed on the Company.

2	Finance documents
a)	This Agreement executed by the Parties.

3	Other documents and evidence
a)	Evidence satisfactory that any transactions made (if any) under the Existing Facility Agreement are or will be repurchased in accordance with its terms, and that any liabilities and obligations outstanding under the Existing Facility Agreement (if any) are prepaid or repaid and cancelled in full on or prior to the initial Utilisation Date.
b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.
c)	The Original Financial Statements of the Company.
d)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

4	Legal opinions

A legal opinion of Advokatfirmaet Thommessen AS, legal advisers to the Finance Parties, substantially in the form distributed to the Lenders prior to signing this Agreement.

SCHEDULE 3 (REQUESTS)
FORM OF UTILISATION REQUEST

To: DNB BANK ASA, as Agent

From: EKSPORTFINANS ASA

Date: [                     ]

EKSPORTFINANS ASA – USD 1,000,000,000 FACILITY AGREEMENT DATED 25 JUNE 2015 (THE “AGREEMENT”)

1	We refer to the Agreement. This is a Utilisation Request in respect of Loans. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2	We wish to borrow a Loan on the following terms:
Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day).
Currency of Loan:	USD.
Amount:	[ ] or, if less, the Available Facility.
Interest Period:	[ ].
3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
4	The proceeds of this Loan should be credited to [account].
5	This Utilisation Request is irrevocable.

Yours faithfully
EKSPORTFINANS ASA

By: _______________________
Name:
Title:

SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE

From: EKSPORTFINANS ASA

To: DNB BANK ASA, as Agent

Date: [                ]

EKSPORTFINANS ASA – USD 1,000,000,000 FACILITY AGREEMENT DATED 25 JUNE 2015 (THE “AGREEMENT”)

1	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2	We confirm that no Default is continuing.[1]

Yours faithfully
EKSPORTFINANS ASA

By: _______________________
Name:
Title:

1 If this statement cannot be made, the Compliance Certificate should identify any Default and the steps, if any, being taken to remedy it.

SIGNATORIES:

The Company:
EKSPORTFINANS ASA
By: ________________________________
Name: Martine Mills Hagen
Title: Executive Vice President

The Original Lenders:
DNB BANK ASA
By: ________________________________
Name: Ole A. Kruge
Title: SUP

DANSKE BANK, Norwegian Branch
By: ________________________________
Name: Astrid Løken Øyehaug	Name: Lars Brynildsrud
Title: Head of Client Services Management	Title: Director

NORDEA BANK NORGE ASA
By: ________________________________
Name: Mikkel Andreas Vogt	Name: Anne-Mette Stenseth
Title: Senior Vice President	Title: Relationship Manager

The Agent:
DNB BANK ASA
By: ________________________________
Name: Stian Dalby	Name: Marie Therese Zwilgmeyer
Title: Senior Advisor	Title: Head of Agent Desk